As filed with the Securities and Exchange Commission on February 13, 2004
                                                                 811-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  TS&W / Claymore Tax-Advantaged Balanced Fund

Address of Principal Business Office:
         210 N. Hale Street
         Wheaton, Illinois 60187

Telephone Number: 630-315-2036

Name and address of agent for service of process:
                  Nicholas Dalmaso
         Claymore Advisors, LLC
         210 N. Hale Street
         Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]   NO [ ]

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 13th day of February, 2004.

                 TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND

      /s/ Nicholas Dalmaso                             /s/ Nicholas Dalmaso
-------------------------------            Attest:   --------------------------
 By:    Nicholas Dalmaso                               By: Nicholas Dalmaso
 Trustee                                               Trustee

           [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                              February 13, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re: TS&W / Claymore Tax-Advantaged Balanced Fund N-8A Filing
             --------------------------------------------------------

Ladies and Gentlemen:

         On behalf of the TS&W / Claymore Tax-Advantaged Balanced Fund, we are enclosing herewith for filing pursuant to the Investment Company Act of 1940, as amended, and the General Rules and Regulations of the Securities and Exchange Commission thereunder, one electronically signed Form N-8A.

         If you have any questions or require any further information with respect to this filing, please call me at (312) 407-0570.


                                                     Very truly yours,

                                                     /s/Thomas A. Hale
                                                     --------------------------
                                                     Thomas A. Hale

Enclosure